                                                                     EXHIBIT 4.4



                            BAKER HUGHES INCORPORATED

                       DIRECTOR COMPENSATION DEFERRAL PLAN
                            (AS AMENDED AND RESTATED
                         EFFECTIVE AS OF JULY 24, 2002)

                                TABLE OF CONTENTS


1.     PURPOSES OF THE PLAN; DEFINITIONS; INTERPRETATION AND CONSTRUCTION...................................   1
       1.1    General.......................................................................................   1
       1.2    Definitions...................................................................................   1
       1.3    Interpretation and Construction...............................................................   3

2.     ADMINISTRATION.......................................................................................   3

3.     PARTICIPATION IN THE PLAN............................................................................   4
       3.1    Eligibility...................................................................................   4
       3.2    Election to Participate.......................................................................   4

4.     DEFERRAL ELECTIONS...................................................................................   4
       4.1    Compensation Deferrals........................................................................   4
       4.2    Retirement Income Deferrals...................................................................   4

5.     ELECTION OF DEFERRAL VEHICLES........................................................................   4
       5.1    Stock Option-Related Deferral Vehicles........................................................   4
       5.2    Cash-Based Deferral Vehicles..................................................................   5

6.     SHARES AVAILABLE FOR STOCK OPTIONS...................................................................   5
       6.1    Number of Shares Available for Stock Options..................................................   5
       6.2    Adjustments in Authorized Shares..............................................................   6

7.     STOCK OPTIONS........................................................................................   6
       7.1    Calculation of Exercise Price.................................................................   6
       7.2    Terms and Conditions of Options...............................................................   6

8.     PAYMENT OF AMOUNTS IN ACCOUNTS.......................................................................   8
       8.1    Payment Generally.............................................................................   8
       8.2    Payment of Simultaneous Amounts...............................................................   8
       8.3    Hardship......................................................................................   8
       8.4    Disability....................................................................................   9
       8.5    Death.........................................................................................   9
       8.6    Change in Purpose.............................................................................   9
       8.7    Debiting of Plan Accounts.....................................................................   9

9.     PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE........................................................   9

10.    EFFECTIVE DATE, AMENDMENT AND TERMINATION OF THE PLAN................................................   9

11.    NATURE OF THE PLAN...................................................................................   9

12.    REORGANIZATION.......................................................................................  10

13.    ACCELERATION.........................................................................................  10

14.    MISCELLANEOUS........................................................................................  10
       14.1   Severability..................................................................................  10
       14.2   Requirements of Law...........................................................................  10
       14.3   Securities Law Compliance.....................................................................  10
       14.4   Governing Law.................................................................................  10

                            BAKER HUGHES INCORPORATED

                       DIRECTOR COMPENSATION DEFERRAL PLAN
                            (AS AMENDED AND RESTATED
                            EFFECTIVE JULY 24, 2002)


1.       PURPOSES OF THE PLAN; DEFINITIONS; INTERPRETATION AND CONSTRUCTION.

         1.1 GENERAL. The Baker Hughes Incorporated Director Compensation Deferral Plan, as amended and restated (the "PLAN"), is intended to provide a means whereby non-employee directors of Baker Hughes Incorporated, a Delaware corporation (the "COMPANY") may defer compensation otherwise payable and provide flexibility respecting the Company's compensation policies.

         1.2 DEFINITIONS. Whenever used in this Plan, the following capitalized terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

                  "ACCOUNT" means the account established by the Committee for each Participant in accordance with Section 5.2.

                  "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

                  "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                           (A) Any Person is or becomes a Beneficial Owner,
                  directly or indirectly, of securities of the Company (not including in the securities beneficially owned by this Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes, as described in this Section (A), a Beneficial Owner in connection with a transaction described in Section (C)(1) of this definition below; or

                           (B) The following individuals cease for any reason to
                  constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board of Directors of the Company and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved or recommended by a vote of at least 2/3 of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                           (C) There is consummated a merger or consolidation of
                  the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, at least 55% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by this Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                           (D) There is consummated a merger or consolidation of
                  the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or any parent thereof (or a majority plus one member where such board is comprised of an odd number of members); or

                           (E) The stockholders of the Company approve a plan of
                  complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 55% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (ii) where the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of such entity or any parent thereof (or a majority plus one member where such board is comprised of an odd number of members).

                  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                  "COMMITTEE" means the Compensation Committee of the Board or such other committee of the Board or the entire Board as the Board designates to administer the terms and provisions of this Plan, as specified in Section 2.

                  "COMMON STOCK" means the Company's common stock, $1.00 par value.

                  "COMPENSATION" means a Director's annual retainer.

                  "DEFERRAL VEHICLES" has the meaning specified in Section 5.

                  "DEFERRED COMPENSATION" means the Compensation and Retirement Income deferred by a Participant with respect to any calendar year pursuant to an election as provided in Section 4.

                  "DESIGNATED DATE" means the designated payment date selected by a Participant at the time of the deferral election is made, and with the consent of the Committee, a Participant may elect multiple Designated Dates with respect to Deferred Compensation. Designated Dates are further described in clause 5.2 and Section 8.

                  "DIRECTORS" means all non-employee directors of the Company.

                  "DISCOUNTED STOCK OPTIONS" means the Stock Options described in Section 5.1(b).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FAIR MARKET VALUE" means the price per share of Common Stock, based on the composite transactions in the Common Stock as reported by The Wall Street Journal, and shall be equal to the per share price of the last sale of Common Stock on the trading day prior to the date of grant of the Stock Option.

                  "MARKET-PRICED STOCK OPTIONS" means the Stock Options described in Section 5.1(a).

                  "OPTION EXPIRATION DATE" has the meaning specified in Section 7.2.

                  "PARTICIPANT" means an eligible Director who elects to become a participant in the Plan.

                  "PERSON" shall have the meaning ascribed to the term in
         Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its affiliates,
         (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                  "PRIME RATE EQUIVALENTS" has the meaning specified in Section 5.2.

                  "RETIREMENT INCOME" means retirement benefits pursuant to the Company's Director Retirement Policy.

                  "S&P 500 EQUIVALENTS" has the meaning specified in Section
         5.2.

                  "SHARES" means the shares of Common Stock reserved for issuance under this Plan.

                  "STOCK OPTION" or "STOCK OPTIONS" are the stock options issued to Participants in exchange for Deferred Compensation pursuant to
         Section 7, or if permitted by the Committee, pursuant to any other plan that would permit the grant of options under this Plan.

                  "STOCK OPTION PRICE" means the price at which a Participant may purchase a Share pursuant to a Stock Option.

         1.3 INTERPRETATION AND CONSTRUCTION. As used in this Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to "including" mean "including (without limitation)," and references to Sections mean the sections of this Plan.

2.       ADMINISTRATION.

                  The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All determinations made by the Committee shall be final. No member of the Committee shall have any right to vote or decide upon any matter relating to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. The Committee may delegate to the Vice President of Human Resources or other officer of the Company its duties for the day-to-day administration of the Plan, including accepting deferral elections and accounting for deferrals and distributions under the Plan. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

                  All determinations and decisions made by the Committee and the Board pursuant to the provisions of this Plan and all related orders and resolutions of the Committee and the Board shall be final, conclusive and binding on all Persons, including the Company, its stockholders, Directors, Participants and the estates and beneficiaries of Directors and Participants.

3.       PARTICIPATION IN THE PLAN.

         3.1 ELIGIBILITY. Directors shall be eligible to participate in the Plan. An individual shall be considered to be a Director until the close of business on the day preceding the earlier of the first date the individual (1) becomes a common-law employee of the Company or its subsidiaries or (2) ceases to be a member of the Board for any reason whatsoever.

         3.2 ELECTION TO PARTICIPATE. An eligible Director may elect to become a Participant by electing to defer an integral percentage (from 1% to 100%) of his Compensation. All elections shall be made in the form and manner prescribed by the Committee.

4.       DEFERRAL ELECTIONS.

         4.1      COMPENSATION DEFERRALS.

                         (a) Compensation deferral elections shall be made with
                  respect to each calendar year. Unless otherwise determined by the Committee, any election by a Participant to defer Compensation under this Plan must be made on or before the DECEMBER 1ST preceding the calendar year to which the election relates. Any such election shall apply to the Participant's Compensation for the period commencing on January 1st of the applicable calendar year and ending upon the earlier of December 31st of such calendar year or the date during such calendar year that his directorship is terminated for any reason.

                         If a directorship commences during a calendar year, any
                  deferral election with respect to the first year of the directorship must be made by the Director WITHIN THIRTY (30) DAYS of the date he or she first becomes a Director. Any such deferral election will apply commencing on the date he or she first becomes a Director to the Participant's Compensation during the calendar year in which he or she first becomes a Director.

                         (b) Any election to defer Compensation which may be
                  made by a Participant shall be irrevocable once made with respect to the calendar year. Any election to defer Compensation made by a Participant with respect to any calendar year shall be deemed to have been made with respect to each subsequent calendar year, unless the Participant changes such election prior to the expiration of the time for making the election with respect to the subsequent calendar year.

         4.2 RETIREMENT INCOME DEFERRALS. Deferrals of Retirement Income were allowed prior to January 1, 2002. Amounts attributable to such deferrals shall be paid in accordance with the Participants' Retirement Income deferral elections made hereunder prior to January 1, 2002.

5.       ELECTION OF DEFERRAL VEHICLES.

         At the time of making a deferral election, a Participant shall select one or more deferral vehicles ("DEFERRAL VEHICLES") for the Participant's Deferred Compensation respecting the applicable calendar year or years as described in Sections 5.1 and 5.2.

         5.1 STOCK OPTION-RELATED DEFERRAL VEHICLES. The Participant's Deferred Compensation shall be exchanged for Stock Options. All Stock Options granted in exchange for Deferred Compensation under this Plan shall be subject to all of the applicable terms and provisions of this Plan or such other plan from which the Stock Option is granted.

                  A Participant who elects a Stock Option-Related Deferral Vehicle shall also elect whether to receive such Stock Options priced in accordance with the following subsection (a) or (b):

                  (a) "MARKET-PRICED STOCK OPTIONS." If Market-Priced Stock Options are elected, the amount of the Participant's aggregate Deferred Compensation as of the last day of each calendar quarter which would otherwise have been paid during such quarter shall be multiplied by 4.4 and then divided by the Fair Market Value of the Company's Common Stock on the last day of the quarter to determine the number of Market-Priced Stock Options to be granted in exchange for the Deferred Compensation.

                  OR

                  (b) "DISCOUNTED STOCK OPTIONS." If Discounted Stock Options are elected, the Participant's aggregate Deferred Compensation as of the last day of each calendar quarter which would otherwise have been paid during such quarter shall be divided by the discounted price of the Company's Common Stock on the last day of such quarter to determine the number of Discounted Stock Options to be granted in exchange for the Deferred Compensation. The discounted price is a 50% discount to the Fair Market Value of the Company's Common Stock on the last day of the quarter.

         5.2 CASH-BASED DEFERRAL VEHICLES. The Participant's Deferred Compensation shall be credited to an Account established by the Committee as of the date or dates the Deferred Compensation would otherwise have been paid. A Participant who elects a Cash-Based Deferral Vehicle shall also elect whether to receive Prime Rate Equivalents or S&P 500 Equivalents for the deferral period that commences on the date or dates such Deferred Compensation is credited to the Account and ending on the Designated Date. All Deferred Compensation and interest and earnings equivalents credited to an Account shall be nonforfeitable pending payment as of the Designated Date.

                  (a) Prime Rate Equivalents. To the extent Prime Rate Equivalents are elected, interest equivalents will be credited to the Participant's Account as of the last day of each calendar month based upon the average daily balance in the Account for the month and the prime lending rate as declared by Citibank, or such other lending institution selected by the Committee, to be in effect from time to time.

                  (b) S&P 500 Equivalents. To the extent S&P 500 Equivalents are elected, the earnings (or loss) equivalents will be credited (or debited) to the Participant's Account as of the last day of each calendar quarter based upon the balance in the Account as of the last day of the quarter and the returns realized by the Standard & Poor's 500 Index for the quarter.

                  (c) Designated Date.

                           (1) Any Designated Date respecting Deferred
                           Compensation subject to Prime Rate Equivalents shall be as of the last day of a calendar month.

                           (2) Any Designated Date respecting Deferred
                           Compensation subject to S&P 500 Equivalents shall be as of the last day of a calendar quarter.

                           (3) Any such Designated Date so elected may be either during the Participant's active tenure as a Director or after cessation of the Participant's directorship for any reason and may be elected either by specifying a particular date or by selecting a date that follows the occurrence of a specified event; provided, however, that in no event shall a Designated Date be more than 10 years from the date the Participant's directorship terminates.

6.       SHARES AVAILABLE FOR STOCK OPTIONS.

         6.1 NUMBER OF SHARES AVAILABLE FOR STOCK OPTIONS. Subject to adjustment as provided in Section 6.2, the number of Shares of Common Stock reserved for issuance to Participants under this Plan shall be up to 500,000. These Shares may consist of authorized but unissued Shares or previously issued Shares reacquired by the Company as treasury shares. The number of Shares that are the subject of Stock Options under this Plan that are forfeited or terminated or expire unexercised shall again immediately become available to be issued as Stock Options under this Plan. Shares approved pursuant to the Long Term Incentive Plan of Baker Hughes Incorporated, as amended, and the Baker Hughes Incorporated 1998 Employee Stock Option Plan, as amended, that have not been awarded under such plans, including Shares that are canceled, terminated, expired unexercised, settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered thereby are not issued to a participant or are exchanged for a consideration that does not involve Shares, and Shares that are so canceled, terminated, expired unexercised, settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered thereby are not issued to a participant or are exchanged for a consideration that does not involve Shares, will immediately become available for Stock Options under this Plan. The Shares described in the foregoing sentence shall be included in the up to 500,000 Shares reserved for issuance under this Plan. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to this Plan.

         6.2 ADJUSTMENTS IN AUTHORIZED SHARES. The existence of outstanding Stock Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

                  If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Board, in its sole discretion, to prevent dilution or enlargement of Participants' rights under this Plan, shall adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Stock Options and other value determinations applicable to outstanding Stock Options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Stock Options by means of substitution of new Stock Options, as appropriate, for previously issued Stock Options.

7.       STOCK OPTIONS

         7.1 CALCULATION OF EXERCISE PRICE. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Stock Option granted shall be equal to the Fair Market Value per share of Common Stock at the time of grant as determined by the Committee, provided, that the exercise price of each Stock Option may, in the discretion of the Committee, be discounted from Fair Market Value, in accordance with the provisions of Section 5.1. The exercise price for each Stock Option shall be subject to adjustment as provided in Section 6.2.

         7.2 TERMS AND CONDITIONS OF OPTIONS. Stock Options shall be in such form as the Committee may from time to time approve and shall be subject to the following terms and conditions:

                  (a) EXERCISE PERIODS FOR STOCK OPTIONS. All Stock Options shall vest and become exercisable on the first anniversary of the date of grant. Each Stock Option shall be exercisable from time to time, in whole or in part, at any time after one year from the date of grant and prior to the date which is 10 years after the date of grant, subject to the provisions of clause
                  (b) of this Section 7.2 (the "OPTION EXPIRATION DATE").

                  (b) EXERCISE PERIODS IN THE EVENT OF DIRECTORSHIP TERMINATION. A Director's directorship shall terminate at the close of business on the day preceding the day he or she ceases to be a member of the Board for any reason whatsoever. When a Director's directorship terminates, each of his or her Stock Options and all rights thereunder shall expire three (3) years after the Director's directorship terminates for any reason. Any Stock Options unexercised at the time of the Director's death (including the Director's death which results in termination of his or her directorship or the Director's death during the 3-year period after his or her directorship terminates) may be exercised by the Director's estate or by the Person or Persons who acquire the right to exercise his or her Stock Option by bequest or inheritance.

                  (c) TRANSFERABILITY OF STOCK OPTIONS. Except as otherwise provided in the Stock Option agreement, no Stock Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Stock Option agreement, all Stock Options granted under this Plan shall be exercisable during his or her lifetime only by the Participant. Any attempted assignment of a Stock Option in violation of this Section shall be null and void.

                  (d) PAYMENT OF STOCK OPTION PRICE. Stock Options granted under this Plan shall be exercised in the form and manner as the Committee shall determine from time to time.

                           Upon the exercise of any Stock Option, the Stock
                  Option Price shall be payable to the Company in full either
                  (i) in cash or its equivalent; (ii) by tendering previously acquired Shares having an aggregate fair market value at the time of exercise equal to the total Stock Option Price (provided that the Shares that are tendered must have been held by the Participant for at least 6 months prior to their tender to satisfy the Stock Option Price); (iii) by a combination of (i) and (ii); or (iv) any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Stock Option.

                           Subject to any governing rules or regulations, after
                  the exercise of the Stock Option and full payment of the Stock Option Price in the form and manner as the Committee shall determine, the Director may pay the required fee and request a Share certificate based upon the number of Shares purchased under the Stock Option through the third-party administrator designated by the Committee to have this administrative duty. In addition, the Company may, at its option, issue or cause to be issued Share certificates.

                           Unless otherwise determined by the Committee, all
                  payments under all of the methods indicated above shall be paid in United States dollars.

                  (e) LISTING AND REGISTRATION OF SHARES. Each Stock Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification under the regulations of any securities exchange or under any state or federal law of the Shares subject to the Stock Option, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of the Shares under such Stock Option, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

                  (f) AMENDMENT. The Committee may, with the consent of the Person or Persons entitled to exercise any outstanding Stock Option, amend such Stock Option; provided, however, that any such amendment shall be subject to stockholder approval when required.

                  (g) INVESTMENT REPRESENTATIONS. As a condition to the exercise of a Stock Option, the Company may require the Person exercising such Stock Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

                  (h) UNCERTIFICATED SHARES. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

                  (i) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to this Plan or any Stock Option agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

                  (j) OTHER PROVISIONS.

                           (i) The Person or Persons entitled to exercise, or who have exercised, a Stock Option shall not be entitled to any rights as a stockholder of the Company with respect to any Shares subject to such Stock Option until he or she shall have become the holder of record of such Shares.

                           (ii) No Stock Option shall be construed as limiting any right which either the Company's stockholders or the Board of Directors may have to remove at any time from the Board of Directors, with or without cause, any Person to whom such Stock Option has been granted.

                           (iii) Notwithstanding any provision of the Plan or the terms of any Stock Option agreement, the Company shall not be required to issue any Shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or federal law or of the rules or regulations of any governmental regulatory body.

                           (iv) Notwithstanding any provision of the Plan, the Committee may not exercise any discretion with respect to this Section 7 which would be inconsistent with the intent that the Plan meet the requirements of Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act.

8.       PAYMENT OF AMOUNTS IN ACCOUNTS.

         8.1 PAYMENT GENERALLY. Except as otherwise provided in this Section 8, the Deferred Compensation and interest and earnings equivalents credited to a Participant's Account with respect to a calendar year or years, as applicable, shall be paid in cash to the Participant in one lump sum as of the Designated Date elected by the Participant. In the absence of a valid election of a Designated Date by the Participant, the Designated Date shall be deemed to be the date of cessation of the Participant's status as a Director.

         8.2 PAYMENT OF SIMULTANEOUS AMOUNTS. It is recognized that a Participant may elect to defer Compensation with respect to more than one calendar year, so that Deferred Compensation and interest and earnings equivalents are credited to the Participant's Account with respect to more than one calendar year, and the payment of such amounts with respect to more than one calendar year may, but need not, become payable to the Participant as of the same Designated Date.

         8.3 HARDSHIP. In the event of hardship of the Participant, as determined in the sole discretion of the Committee, all or a portion of the cash payments that would otherwise be made on a later Designation Date under this Section 8 shall be accelerated by being made as soon as practicable, following the Committee's determination of hardship, in one lump sum. For this purpose, hardship shall mean a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or any similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. The circumstances that will constitute a hardship will depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets, to the extent the liquidation of such assets will not itself cause severe financial hardship. Such foreseeable needs for funds as the desire to send a Participant's child to college or purchase a home will not be considered to be a hardship. No hardship distribution can exceed the lesser of the amount deemed credited to the Participant's Account or the amount reasonably needed to satisfy the





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

         emergency need. Whether a hardship exists and the amount reasonably needed to satisfy the emergency need will be determined by the Committee.

         8.4 DISABILITY. In the event of the disability of the Participant, as determined in the sole discretion of the Committee, all cash payments that would otherwise be made on a later Designation Date under this
         Section 8 shall be accelerated by being made as soon as practicable, following the Committee's determination of such disability, in one lump sum. For this purpose, disability shall mean total and permanent disability that will prevent the Participant from engaging in meaningful business activities.

         8.5 DEATH. In the event of the death of the Participant, all of the cash payments that would otherwise be made on later Designation Date under this Section 8, shall be accelerated by being made as soon as practicable following the death of the Participant. A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the Participant's Deferred Compensation and interest or earnings equivalents in the event of the death of the Participant. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. In the absence of a beneficiary designation on file with the Committee at the time of the Participant's death, the Deferred Compensation and interest or earnings equivalents remaining to be paid to the Participant shall be paid to the executor or administrator of the Participant's estate.

         8.6 CHANGE IN PURPOSE. In the event of a major tax law change or other reason, as determined in the sole discretion of the Committee, which makes the continued deferral of amounts under the Plan undesirable, cash payments under this Section 8 shall be accelerated by being made as soon as practicable following the Committee's determination to discontinue deferrals, in one lump sum.

         8.7 DEBITING OF PLAN ACCOUNTS. Once Deferred Compensation and interest or earnings equivalents have been paid, such amounts shall be debited from the Participant's Account, and the Company shall no longer be accountable for such paid amounts.

9.       PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE.

                  No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or any Person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any Person claiming under a Participant. Except as to the selection of a "designated beneficiary" in the event of death, no Participant or any Person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

10.      EFFECTIVE DATE, AMENDMENT AND TERMINATION OF THE PLAN.

                  The Plan shall be amended and restated effective as of July 24, 2002. Subject to the terms of this Plan, the Committee may at any time and from time to time alter, amend, modify, suspend or terminate this Plan in whole or in part, except that no amendment, modification, suspension or termination that would adversely affect in any material way the rights of any Participant under any Stock Option previously granted to such Participant under this Plan shall be made without the written consent of such Participant or to the extent stockholder approval is otherwise required by applicable legal requirements. The Committee may terminate the Plan at any time with respect to periods following the date such termination is effected.

11.      NATURE OF THE PLAN.

                  The Plan constitutes an unfunded, unsecured liability of the Company to provide benefits in accordance with the provisions hereof. The Company, at its election, may fund the payment of benefits under the Plan by setting aside and investing, in an account on the Company's books, such funds as the Company may, from time to time, determine. Neither the establishment of the Plan, the crediting of amounts to Accounts nor the setting aside of any funds shall be deemed to create a trust. Legal and equitable title to any funds set aside pursuant to the Plan shall remain in the Company, and neither the Participants nor any Persons claiming under the Participants shall have any security or other interest in such





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

         funds. Any funds so set aside or acquired shall remain subject to the claims of the creditors of the Company, present and future. This Plan is not intended to be subject to Employee Retirement Income Security Act of 1974, as amended.

12.      REORGANIZATION.

                  The Company shall not merge or consolidate with any other entity or entities, liquidate, dissolve, reorganize, or sell substantially all of its assets and business unless and until a succeeding or continuing entity or entities agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such an event, the term "Company" as used in this Agreement shall be deemed to refer to such successor or survivor entity or entities.

13.      ACCELERATION.

                  Notwithstanding any provision of this Plan to the contrary, in the event of an occurrence of a Change in Control other than an event described only in Section (C) of the definition of Change in Control, all Stock Options granted pursuant to this Plan shall become fully vested and shall become immediately exercisable.

14.      MISCELLANEOUS.

         14.1 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         14.2 REQUIREMENTS OF LAW. The issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall receive the consideration required by law for the issuance of Shares under this Plan.

         14.3 SECURITIES LAW COMPLIANCE. All transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of this Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

         14.4 GOVERNING LAW. This Plan shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.








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